EXHIBIT 99.1

News Release

STANDARD PACIFIC CORP. ANNOUNCES THE AMENDMENT OF ITS REVOLVING CREDIT FACILITY AND THE CLOSING OF TWO TERM LOANS

IRVINE, CALIFORNIA, May 8, 2006, Stephen J. Scarborough, Chairman of the Board and Chief Executive Officer of Standard Pacific Corp. (NYSE:SPF), today announced that Standard Pacific has amended its revolving credit facility to increase the facility’s accordion feature by $400 million, allowing the maximum capacity of the facility to be increased from $1.1 to $1.5 billion if and when the accordion is exercised. In addition, the Company closed a 5-year $100 million Term Loan A and a 7-year $250 million Term Loan B. The increase in the revolving credit facility’s accordion feature was arranged by Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. The Joint Lead-Arrangers and Joint Book Managers for the Term Loan A are Banc of America Securities LLC and J.P. Morgan Securities Inc., while the Term Loan B was arranged by Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers. Banc of America Securities LLC served as the Sole Book Manager for the Term Loan B.

The Company used the net proceeds from the term loans to repay outstanding indebtedness under the Company’s revolving credit facility.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 85,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, Westfield Home Mortgage, Home First Funding, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com. or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.